Exhibit 99.2

FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
Liz Zale	Hugh Burns (Sard Verbinnen & Co.)
212-745-9623	212-687-8080
LZale@simon.com	HBurns@sardverb.com

SIMON PROPERTY GROUP ANNOUNCES COMPLETION OF SPIN-OFF OF WASHINGTON PRIME GROUP

INDIANAPOLIS, May 28, 2014 - Simon Property Group, Inc. (NYSE: SPG) (“Simon”) today announced that it has completed the separation of Washington Prime Group Inc. (“Washington Prime”), which is now an independent public company that will be traded on the NYSE under the symbol “WPG”. Washington Prime holds interests in 98 retail assets, including the strip center business, formerly owned by Simon.

For every two shares of Simon common stock held as of the close of business on May 16, 2014, Simon stockholders received one Washington Prime common share on May 28, 2014 (the “Distribution Date”), through a special dividend distribution previously declared by Simon’s board of directors. Fractional shares of Washington Prime were not distributed, and Simon stockholders will receive cash in lieu of any fractional shares they would otherwise have been entitled to receive in the distribution.

Since May 14, 2014, Washington Prime shares have traded on a “when issued” basis on the NYSE under the symbol “WPG.WI,” allowing stockholders to trade the right to receive shares of Washington Prime on the Distribution Date. The “when issued” trading of common shares of Washington Prime ended as of market close today. Starting May 29, 2014, the “regular way” trading of common shares of Washington Prime will begin under the symbol “WPG.” Shares of Simon will continue to trade under the symbol “SPG” on the NYSE.

About Simon

Simon is a global leader in retail real estate ownership, management and development and a S&P100 company (Simon Property Group, NYSE:SPG).  Our industry-leading retail properties and investments across North America, Europe and Asia provide shopping experiences for millions of consumers every day and generate billions in annual sales.  For more information, visit simon.com.

SOURCE Simon Property Group